UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2020

FRESH PROMISE FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-24723	88-0393257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3416 Shadybrook Drive

Midwest City, OK 73110

(Address of principal executive offices)

405-733-1567

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders

On October 13, 2020, in a resolution signed by the Board of Directors and Series A shareholders, the company moved to reduce its authorized shares of Series A Preferred Stock from 69,999,990 shares authorized to 10,000,000 total authorized shares of Series A Preferred Stock.

Pursuant to the terms of the Series A Preferred Stock Certificate of Designation, the holders of Series A Preferred Stock, voting separately as a class, shall have the right to vote on all shareholder matters equal to 66 2/3% of the total shareholder vote.

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2020, the company appointed Ryan Dolder, age 43, as its Chief Financial Officer and a member of its Board of Directors.

Mr. Dolder has significant beverage industry experience, having worked with leading international brands and bar/restaurant groups, responsible for managing, purchasing and negotiating with global distributors. Amongst others, he has held management positions with both Rande Gerber’s Midnight Oil Group, which launched Casamigos Tequila with George Clooney, and Bortz Entertainment Group. Mr. Dolder founded Human Brands in 2014. He has a double major in marketing and computer science from the University of Notre Dame.

The company also appointed Janon Costley, age 47, as its Chief Operating Officer and a member of its Board of Directors.

Mr. Costley brings more than two decades of experience in operations, business development and sales and marketing. Initially starting out in the fashion industry, Mr. Costley worked with leading brands including Converse, Sketchers, FIFA, MCM and Pony in both supplier and licensing partner capacities. Mr. Costley co-founded The Brand Liaison, which ultimately led him to the beverage industry. He subsequently served as CEO of Village Tea Company, founded Affinity Beverage Group, STI Signature Spirits Group and CapCity Beverage LLC.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 4, 2020, the company’s Certificate of Amendment to its Nevada Articles of Incorporation, which Certificate of Amendment included the above referenced provisions, was approved by the Nevada Secretary of State.

In addition to the above referenced matters, the company’s name was changed to Rogue One, Inc., and the company elected to effect a 1-for-200 reverse stock split of the shares of the company’s Common Stock, either issued and outstanding or held by the Company as treasury stock, effective as of 5:00 p.m. (Nevada time) on November 23, 2020 (the “Reverse Stock Split”). As reported below under Item 5.07 of this Current Report on Form 8-K, the Company held a special meeting of stockholders on October 13, 2020, at which meeting the Company’s stockholders, by an affirmative vote of the Board of Directors and a majority of the Company’s outstanding voting shares of capital stock, approved the amendment to the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) to effect the Reverse Stock.

As a result of the Reverse Stock Split, every two hundred (200) shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split will be rounded up to the next full. The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from 10,039,186,066 shares to approximately 50,195,931 shares, subject to adjustment for rounding up fractional shares. The number of authorized shares of Common Stock under the Certificate of Incorporation was also lowered to a total of 1,000,000,000 authorized shares.

The Common Stock will begin trading on a reverse stock split-adjusted basis on The NASDAQ Capital Market on or about November 24, 2020.

The company will apply for a new CUSIP number for its Common Stock. The company will also apply with FINRA for a new trading symbol.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Pursuant to Section 78.320(2) of the Nevada Revised Statutes, as amended (“NRS”), which statute provides that “[…] any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power;” the above reference provisions were adopted by written consent, without a meeting, by shareholders representing 65% of the voting control of the company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESH PROMISE FOODS, INC.

Date: November 10, 2020	By:	/s/ Joe E. Poe Jr.
	Name:	Joe E. Poe Jr.
	Title:	CEO